Exhibit 99.1

PCTEL Increases Quarterly Dividend From $.035 to $.04

$0.16 Annual Dividend Represents 1.7 Percent Yield

BLOOMINGDALE, IL— November 15, 2013—PCTEL, Inc. (NASDAQ: PCTI), a leader in simplifying wireless and site solutions for private and public networks, announced today that the PCTEL Board of Directors has approved a 14.3 percent increase in the company’s regular quarterly dividend to $0.04 per share on its common stock. The quarterly dividend had been $.035 per share. This dividend will be payable on February 14, 2014 to shareholders of record at the close of business on February 7, 2014. PCTEL began paying quarterly dividends in the fourth quarter of 2011 and has raised the dividend twice in the past two years.

“We are committed to improving shareholder return on their investment in PCTEL,” said Marty Singer, PCTEL’s Chairman and CEO. “This dividend is a reasonable percentage of our free cash flow and leaves us with ample cash reserves for our organic investments and potential acquisitions,” added Singer.

About PCTEL

PCTEL, Inc. (NASDAQ: PCTI), develops antenna, scanning receiver, and engineered site solutions and services for public and private networks. PCTEL RF Solutions specializes in the design, optimization, and testing of today’s wireless communication networks. The company’s SeeGull® scanning receivers, SeeHawk® visualization tool, and Clarify® system measure and analyze wireless signals for efficient cellular network planning, deployment, and optimization. PCTEL develops and supports scanning receivers for LTE, TD-LTE, EV-DO, CDMA, WCDMA, TD-SCDMA, GSM, and WiMAX networks.

PCTEL Connected Solutions™ simplifies network deployment for wireless, data, and communications applications for private network, public safety, and government customers. PCTEL Connected Solutions develops and delivers high-value Yagi, land mobile radio, WiFi, GPS, in-tunnel, subway, and broadband antennas (parabolic and flat panel) through its MAXRAD®, Bluewave™, and Wi-Sys™ product lines. PCTEL also designs specialized towers, enclosures, fiber optic panels, and fiber jumper cables to deliver custom engineered site solutions. The company’s vertical markets include SCADA, health care, smart grid, positive train control, precision agriculture, indoor wireless, telemetry, offloading, and wireless backhaul. PCTEL’s products are sold worldwide through direct and indirect channels. For more information, please visit the company’s web sites www.pctel.com, www.antenna.com, or rfsolutions.pctel.com.

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For further information contact:

Jack Seller

Public Relations

PCTEL, Inc.

(630) 372-6800

Jack.seller@pctel.com